UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ELDORADO GOLD CORPORATION

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1188-550 Burrard Street

Vancouver, British Columbia

Canada V6C 2B5

(Address of principal executive offices)

ELDORADO GOLD CORPORATION AMENDED AND RESTATED STOCK OPTION PLAN

ELDORADO GOLD CORPORATION AMENDED AND RESTATED PERFORMANCE SHARE UNIT PLAN

(Full titles of plan)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(Name and address of agent for service)

(202) 572-3100

(Telephone number, including area code, of agent for service)

Copies to:
James Guttman, Esq.
Dorsey & Whitney LLP
Toronto-Dominion Centre

66 Wellington Street West, Suite 3400

Toronto, ON

M5K 1E6

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “Accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer ☒	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (File No. 333-288104) filed on June 17, 2025 (the “Registration Statement”) by Eldorado Gold Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission pertaining to the offering by the Registrant of an additional (i) 7,183,172 common shares (the “Common Shares”) of the Company issuable pursuant to the Eldorado Gold Corporation Amended and Restated Stock Option Plan and (ii) 1,310,000 Common Shares issuable under the Amended and Restated Eldorado Gold Corporation Performance Share Unit Plan.

In connection with the foregoing, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with Item 9(a)(3) of the Registration Statement to remove from registration by means of this post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of its securities registered but unsold under the Registration Statement as at the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada on June 30, 2025.

ELDORADO GOLD CORPORATION

/s/ George Burns
Name:	George Burns
Title:	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Paul Ferneyhough
Name:	Paul Ferneyhough
Title:	Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)

No other person is required to sign this post-effective amendment to the registration statements in reliance on Rule 478 of the Securities Act of 1933, as amended.